Exhibit 10.1

AMENDMENT NUMBER THREE TO THE AMERICAN PUBLIC EDUCATION, INC.

2017 OMNIBUS INCENTIVE PLAN

The American Public Education, Inc. 2017 Omnibus Incentive Plan (the “Plan”) is hereby amended (this “Amendment”) as set forth below by the Board of Directors of American Public Education, Inc. (the “Corporation”), subject to the approval of this Amendment by the stockholders of the Corporation:

1.  Section 4.1, part (i), of the Plan is amended and restated to increase the number of shares available for issuance by 1,200,000 as follows, with the remainder of Section 4.1 remaining unchanged:

“(i) 5,425,000 shares of Stock, plus”

2.  The following is added as the new Section 6.4 of the Plan:

“6.4  Minimum Vesting Requirements.

Except with respect to a maximum of five percent (5%) of the Share Limit, (a) any Award (other than Substitute Awards) that vests on the basis of the Grantee’s continued Service shall not be granted with vesting conditions under which vesting is any more rapid than vesting on the one (1) year anniversary of the Grant Date, and (b) any Award (other than Substitute Awards) that vests upon the attainment of Performance Measures shall be granted with a Performance Period of at least twelve (12) months. Notwithstanding the preceding, the Committee may provide for the earlier vesting, exercisability, and/or settlement under any such Award (i) in the event of the Grantee’s death or Disability or (ii) in connection with a Corporate Transaction. The foregoing five percent (5%) limit shall be subject to adjustment consistent with the share usage rules of Section 4.3 and the adjustment provisions of Section 16. For the avoidance of doubt, the foregoing provision does not apply to the payment of Dividend Equivalent Rights settled in cash or Dividend Equivalent Rights settled in shares of Stock that are distributed once an underlying award to which the Dividend Equivalent Right relates becomes vested.”

3.  Section 12.1 of the Plan is amended and restated to add the following at the end of Section 12.1, with the remainder of Section 12.1 remaining unchanged:

“; provided further that Dividend Equivalent Rights granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit such Dividend Equivalent Rights.”

4.  The Plan shall otherwise be unchanged by this Amendment.

This Amendment is adopted subject to approval by the stockholders of the Corporation at the Corporation’s 2023 Annual Meeting of Stockholders. If the stockholders fail to approve this Amendment at the Annual Meeting, the Plan shall continue in existence in accordance with its terms.

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The foregoing Amendment to the Plan was duly adopted and approved by the Board of Directors of the Corporation on March 20, 2023, subject to the approval of the Amendment by the stockholders of the Corporation.

/s/ Thomas A. Beckett
Thomas A. Beckett
Secretary

The foregoing Amendment to the Plan was duly adopted by the stockholders of the Corporation at a meeting held on May 19, 2023.

/s/ Thomas A. Beckett
Thomas A. Beckett
Secretary